EXHIBIT 21.1
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                        SUBSIDIARIES OF THE REGISTRANT



      1.    LaSalle Partners Management Services, Inc., a Maryland corporation

      2. LaSalle Partners Corporate & Financial Services, Inc., a Maryland corporation

      3. LaSalle Partners (Illinois) Limited Partnership, an Illinois limited partnership

      4.    LaSalle Advisors Capital Management, Inc., a Maryland corporation

      5.    LaSalle Partners International, Inc., a Delaware corporation

      6. LaSalle Partners International, an unlimited liability company incorporated in England and Wales

      7. CIN LaSalle Investment Management, an unlimited liability company incorporated in England and Wales

      8.    LaSalle Partners Co-Investment, Inc., a Maryland corporation